Exhibit 5.3

Linklaters LLP One Silk Street London EC2Y 8HQ Telephone (+44) 20 7456 2000 Facsimile (+44) 20 7456 2222 DX Box Number 10 CDE

Invesco Finance PLC Perpetual Park, Perpetual Park Drive Henley On Thames Oxfordshire RG9 1HH

30 July 2021

Invesco Finance PLC (the “Company”) and the registration statement on Form S-3 dated 30 July 2021 (the “Registration Statement”) with respect to the registration (the “Registration”) of securities of Invesco Ltd. or its subsidiaries to be filed with the Securities and Exchange Commission of the United States on 30 July 2021

1	We have acted as your English legal advisers in connection with the Registration and have taken instructions solely from you.

2

This opinion is limited to English law as applied by the English courts in effect on the date of this opinion. It is given on the basis that it, and all matters relating to it, will be governed by, and that it (including all terms used in it) will be construed in accordance with, English law.

3	For the purpose of this opinion we have examined the documents listed and, where appropriate, defined in the Schedule to this opinion.

4	We have assumed that all copy documents conform to the originals and all originals are genuine and complete.

5

Based on the documents referred to, and assumptions made, in paragraphs 3 and 4 above and subject to the qualification in paragraph 6 below and to any matters not disclosed to us, we are of the opinion that the Company has been incorporated and is existing as a company with limited liability under the laws of England.

6

Our opinion that the Company is existing is based on the Search and Winding-up Search. The Search did not reveal any order or resolution for the winding-up of the Company or any notice of appointment in respect of the Company of a liquidator, receiver, administrative receiver or administrator having been given. The Winding-up Search did not indicate any presentation of any winding-up petition or any other insolvency proceeding in respect of the Company. However, it should be noted that the Search and the Winding-up Search are not capable of revealing conclusively whether or not a winding-up or administration petition or order has been presented or made, a receiver appointed, a company voluntary arrangement proposed or approved or any other insolvency proceeding commenced.

This communication is confidential and may be privileged or otherwise protected by work product immunity.

Linklaters LLP is a limited liability partnership registered in England and Wales with registered number OC326345. It is a law firm authorised and regulated by the Solicitors Regulation Authority. The term partner in relation to Linklaters LLP is used to refer to a member of Linklaters LLP or an employee or consultant of Linklaters LLP or any of its affiliated firms or entities with equivalent standing and qualifications. A list of the names of the members of Linklaters LLP together with a list of those non-members who are designated as partners and their professional qualifications is open to inspection at its registered office, One Silk Street, London EC2Y 8HQ or on www.linklaters.com and such persons are either solicitors, registered foreign lawyers or European lawyers.

Please refer to www.linklaters.com/regulation for important information on Linklaters LLP’s regulatory position.

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7

It should be understood that we have not been responsible for investigating or verifying the accuracy of the facts, including statements of foreign law, or the reasonableness of any statements of opinion, contained in the Registration Statement, or that no material facts have been omitted from it.

This opinion is addressed to you solely for your benefit in connection with the Registration. It is not to be transmitted to anyone else nor is it to be relied upon by anyone else or for any other purpose or quoted or referred to in any public document or filed with anyone without our express consent. This opinion may, however, be disclosed by the addressee hereof to the extent required by law, regulation or any governmental or competent regulatory authority or in connection with legal proceedings relating to the Registration, provided that no such party to whom this opinion is disclosed may rely on this opinion without our express consent.

In addition, a copy of this opinion may, however, be provided, for the purpose of information only, to Alston & Bird LLP and to your auditors and regulators, since we understand that they may wish to know that an opinion has been given and to be made aware of its terms, but only on the basis that it will not be relied upon by any such person.

Yours faithfully

/s/ Linklaters LLP

Linklaters LLP

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Schedule

1

Copies of the Certificate of Incorporation dated 31 May 2011, Certificate of Incorporation on Change of Name dated 1 June 2011 and Certificate of Incorporation on Re-registration of a private company as a public company dated 5 November 2012.

2	Copies of the Memorandum of Association of the Company dated 31 May 2011 and Articles of Association of the Company dated 1 November 2012.

3	The results of an online search in respect of the Company on the Companies House Direct Service made at 13:36 p.m. (London time) on 30 July 2021 (the “Search”).

4	The results of telephone searches in respect of the Company at the Central Register of Winding-Up Petitions made on 30 July 2021 at 13:38 p.m. (London time) (the “Winding-Up Search”).

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